     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 30, 1999

                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                             ROHM AND HAAS COMPANY
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

              DELAWARE                               2821                              23-1028370
  (STATE OR OTHER JURISDICTION OF        (PRIMARY STANDARD INDUSTRIAL               (I.R.S. EMPLOYER
   INCORPORATION OR ORGANIZATION)        CLASSIFICATION CODE NUMBER)              IDENTIFICATION NO.)

                            ------------------------

                           100 INDEPENDENCE MALL WEST
                        PHILADELPHIA, PENNSYLVANIA 19106
                                 (215) 592-3000
   (ADDRESS AND TELEPHONE NUMBER OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                ROBERT P. VOGEL
                           100 INDEPENDENCE MALL WEST
                        PHILADELPHIA, PENNSYLVANIA 19016
                                 (215) 592-3000
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER OF AGENT FOR SERVICE)
                            ------------------------

                                WITH COPIES TO:

                                LINDA L. GRIGGS
                          MORGAN, LEWIS & BOCKIUS LLP
                              1800 M STREET, N.W.
                              WASHINGTON, DC 20036
                                 (202) 467-7000
                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after this Registration Statement becomes effective.
     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
                                                                PROPOSED MAXIMUM       PROPOSED MAXIMUM
       TITLE OF EACH CLASS OF              AMOUNT TO BE          OFFERING PRICE       AGGREGATE OFFERING         AMOUNT OF
     SECURITIES TO BE REGISTERED            REGISTERED          PER SECURITY(1)            PRICE(1)           REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------------------
6.95% Notes due 2004.................     $ 500,000,000               100%              $ 500,000,000             $139,000
---------------------------------------------------------------------------------------------------------------------------------
7.40% Notes due 2009.................     $ 500,000,000               100%              $ 500,000,000             $139,000
---------------------------------------------------------------------------------------------------------------------------------
7.85% Debentures due 2029............     $1,000,000,000              100%              $1,000,000,000            $278,000
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f)(2) under the Securities Act of 1933, as amended.
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SHALL SPECIFICALLY STATE THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                   SUBJECT TO COMPLETION, DATED JULY 30, 1999

PROSPECTUS
[ROHM AND HAAS COMPANY LOGO]
                             ROHM AND HAAS COMPANY

                               EXCHANGE OFFER FOR

                $   500,000,000 6.95% NOTES DUE 2004
                $   500,000,000 7.40% NOTES DUE 2009
                $1,000,000,000 7.85% DEBENTURES DUE 2029
                               ------------------

                          TERMS OF THE EXCHANGE OFFER

     - The exchange offer expires at 5:00 p.m., New York City time, on
                      , 1999, unless extended to allow additional tenders of outstanding notes and debentures.

     - All outstanding notes and debentures that are validly tendered and not validly withdrawn will be exchanged.

     - Tenders of outstanding notes and debentures may be withdrawn at any time prior to the expiration of the exchange offer.

     - The exchange offer is not subject to any condition, other than that the exchange offer not violate applicable law or any applicable interpretation of the staff of the Securities and Exchange Commission.

     - Rohm and Haas will not receive any proceeds from the exchange offer.

     - The exchange of notes and debentures will not be a taxable exchange for U.S. federal income tax purposes.

     - The terms of the registered notes and debentures and the outstanding notes and debentures are substantially identical, except that the outstanding notes and debentures are subject to transfer restrictions and have registration rights.

     - There is no existing market for the registered notes and debentures, and Rohm and Haas does not intend to apply for their listing on any securities exchange.

     Each broker-dealer that receives registered debt for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such registered debt. Each letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of registered debt received in exchange for outstanding debt acquired by such broker-dealer as a result of market-making activities or other trading activities. Rohm and Haas has agreed that, ending on the close of business on the 180th day following the expiration date of the exchange offer, it will make this prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. ROHM AND HAAS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND ROHM AND HAAS IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

               THE DATE OF THIS PROSPECTUS IS             , 1999

     You should rely on the information contained in, or incorporated by reference into, this prospectus. Rohm and Haas has not authorized anyone to provide you with different information. Rohm and Haas is not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Prospectus Summary..........................................    1
Use of Proceeds.............................................    7
Ratio of Earnings to Fixed Charges..........................    7
The Exchange Offer..........................................    8
Selected Historical Financial Data of Rohm and Haas.........   16
Selected Unaudited Pro Forma Combined Financial
  Information...............................................   18
Description of the Registered Debt..........................   21
United States Federal Tax Consequences......................   30
Plan of Distribution........................................   33
Where You Can Find More Information.........................   34
Documents Incorporated by Reference.........................   34
Validity of the Registered Debt.............................   35
Experts.....................................................   35

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by reference to the more detailed information and consolidated financial information appearing elsewhere in or incorporated by reference into this prospectus. The pro forma net sales amounts in this prospectus give effect to the acquisitions of Morton International, Inc. and LeaRonal, Inc.

                                  THE COMPANY

     Rohm and Haas is a global specialty chemical manufacturing company with 1998 pro forma net sales of approximately $6.5 billion. We operate in the following four major segments worldwide:

     - Performance Polymers (56% of 1998 pro forma net sales)

     - Chemical Specialties (18% of 1998 pro forma net sales)

     - Electronic Materials (14% of 1998 pro forma net sales)

     - Salt (12% of 1998 pro forma net sales)

     Rohm and Haas was incorporated in 1917 under Delaware law. Our principal executive offices are located at 100 Independence Mall West, Philadelphia, Pennsylvania 19106-2399 (telephone number 215-592-3000).

                         PURPOSE OF THE EXCHANGE OFFER

     On July 6, 1999, Rohm and Haas issued, through a private placement exempt from the registration requirements of the Securities Act of 1933, $500 million of its 6.95% Notes due 2004, $500 million of its 7.40% Notes due 2009 and $1 billion of its 7.85% Debentures due 2029. We refer to these three series of outstanding notes and debentures as "outstanding debt" in this prospectus. Rohm and Haas used the net proceeds from the issuance of the outstanding debt to refinance outstanding commercial paper and other debt that was issued to fund a portion of the cash paid to acquire Morton International, Inc.

     Simultaneously with the private placement, Rohm and Haas entered into a registration rights agreement with the initial purchasers of the outstanding debt. Under the registration rights agreement, Rohm and Haas must use its reasonable efforts to cause a registration statement for substantially identical notes and debentures to be issued in exchange for the outstanding debt to become effective on or before December 3, 1999. We refer to the notes and debentures to be registered under this exchange offer registration statement as "registered debt" in this prospectus. You may exchange your outstanding debt for registered debt in this exchange offer. You should read the discussion under the heading "Summary of Terms of Registered Debt" and "Description of the Registered Debt" for further information regarding the registered debt.

     Rohm and Haas did not register the outstanding debt under the Securities Act or any state securities laws, nor does it intend to register the outstanding debt after the exchange offer. As a result, you may only transfer the outstanding debt in limited circumstances under the securities laws. If you do not exchange your outstanding notes and debentures in the exchange offer, you will lose your right to obtain debt registered under the Securities Act, subject to certain limitations. Anyone who still holds outstanding debt after the exchange offer may be unable to resell such outstanding debt.

     Rohm and Haas believes that holders of the registered debt may resell the registered debt without complying with the registration and prospectus delivery provisions of the Securities Act if they meet certain conditions. You should read the discussion under the headings "Summary of the Exchange Offer" and "The Exchange Offer" for further information regarding the exchange offer and resales of the registered debt.

                              RECENT DEVELOPMENTS

     On July 19, 1999, Rohm and Haas announced its financial performance for the quarter ended June 30, 1999. During the second quarter, Rohm and Haas completed the acquisition of Morton International on June 21, 1999. The acquisition created North America's largest and one of the world's largest specialty chemical companies with 1998 pro forma net sales of approximately $6.5 billion. As a result of costs associated with the acquisition, Rohm and Haas reported a loss of $9 million for the second quarter, or ($.06) per diluted common share. The loss also reflected a settlement related to the 1998 sale of the AtoHaas joint venture.

     Excluding non-recurring items and the effect of nine days of Morton operations at the end of the second quarter, Rohm and Haas's earnings for the second quarter of 1999 were $116 million, or $.67 per common share. This compares with $122 million in earnings for the second quarter of 1998, or $.65 per common share excluding non-recurring items in that quarter.

     A number of non-recurring items affected the financial statements for the second quarters of both 1998 and 1999 as follows:

     - In the 1999 second quarter Rohm and Haas wrote off $105 million after tax for acquired in-process research and development projects in connection with the Morton acquisition and settled a claim by the buyer of Rohm and Haas's interest in AtoHaas involving the value of certain joint venture assets for $14 million.

     - In the 1998 second quarter Rohm and Haas recognized a net gain of $48 million after tax resulting from gains on the divestitures of RohMax and AtoHaas and charges for asset writedowns and the early retirement of debt.

     Sales for the first six months of 1999 were $2.1 billion, up 8 percent from the $1.9 billion reported for the first six months of 1998. Reported earnings for the first six months of 1999 were $99 million, compared to $275 million for the first six months of 1998.

                         SUMMARY OF THE EXCHANGE OFFER

Registration Rights...........   Rohm and Haas issued the outstanding debt on
                                 July 6, 1999 to Salomon Smith Barney Inc.,
                                 Chase Securities Inc., Goldman, Sachs & Co. and
                                 Banc One Capital Markets, Inc., the initial purchasers. The initial purchasers then sold the outstanding debt to institutional and accredited investors. Simultaneously with the initial issuance of the outstanding debt, Rohm and Haas entered into a registration rights agreement with the initial purchasers, which provides for the exchange offer.

                                 You may exchange your outstanding debt for registered debt, which has substantially identical terms. The exchange offer satisfies our obligations under the registration rights agreement. After the exchange offer is over, you will not be entitled to any exchange or registration rights with respect to your outstanding debt. Therefore, if you do not exchange your outstanding debt, you will not be able to reoffer, resell or otherwise dispose of your outstanding debt unless (1) you comply with the registration and prospectus delivery requirements of the Securities Act, or (2) you are exempt from such Securities Act requirements.

The Exchange Offer............   Rohm and Haas is offering to exchange $500
                                 million total principal amount of its 6.95%
                                 Notes due 2004, $500 million total principal amount of its 7.40% Notes due 2009 and $1 billion total principal amount of its 7.85%
                                 Debentures due 2029, which have been registered under the Securities Act, for, respectively, your outstanding 6.95% Notes due 2004, 7.40%
                                 Notes due 2009 or 7.85% Debentures due 2029 sold in the July 1999 private placement. To exchange your outstanding debt, you must properly tender the outstanding debt, and Rohm and Haas must accept it. Rohm and Haas will exchange all of the outstanding debt that you validly tender and do not validly withdraw.
                                 Rohm and Haas will issue registered debt at or promptly after the end of the exchange offer.

Resales.......................   Rohm and Haas believes that you can offer for
                                 resale, resell or otherwise transfer the registered debt without complying with the registration and prospectus delivery requirements of the Securities Act if:

                                 - you acquire the registered debt in the
                                   ordinary course of your business;

                                 - you are not participating, do not intend to
                                   participate, and have no arrangement or
                                   understanding with any person to participate, in the distribution of the registered debt; and

                                 - you are not an "affiliate" of Rohm and Haas,
                                   as defined in Rule 405 of the Securities Act.

                                 If any of these conditions is not satisfied and you transfer any registered debt without delivering a prospectus or without qualifying for a registration exemption, you may incur liability under the Securities Act. Rohm and Haas will not assume or indemnify you against such liability.

                                 Each broker-dealer that receives registered debt for its own account in exchange for outstanding debt, where such outstanding debt was acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such registered debt. See "Plan of Distribution." A broker-dealer may use this prospectus for an offer to resell, a resale or other retransfer of the registered debt.

Expiration Date...............   The exchange offer expires at 5:00 p.m., New
                                 York City time, on                , 1999,
                                 unless extended to allow additional tenders of outstanding debt.

Conditions to the Exchange
Offer.........................   The exchange offer is subject to conditions,
                                 some of which Rohm and Haas may waive. Such conditions are more fully described later in this prospectus under "The Exchange Offer --
                                 Conditions to the Exchange Offer"

Procedures for Tendering
Outstanding Debt..............   You may tender your outstanding debt through
                                 book-entry transfer in accordance with the Automated Tender Offer Program, or "ATOP" of
                                 The Depository Trust Company, commonly known as
                                 "DTC". To tender your outstanding debt by a means other than ATOP, a letter of transmittal must be completed and signed according to the instructions contained in such letter. The letter of transmittal and any other documents required by the letter of transmittal must be delivered to the exchange agent by mail, facsimile, hand delivery or overnight carrier.
                                 In addition, you must deliver your outstanding debt to the exchange agent or comply with the procedures for guaranteed delivery. See "The
                                 Exchange Offer -- Procedures for Tendering
                                 Outstanding Debt" for more information.

                                 Do not send letters of transmittal and
                                 certificates representing outstanding debt, if any, to Rohm and Haas. Send these documents only to the exchange agent. See "The Exchange Offer -- Exchange Agent" for more information.

Special Procedures for
Beneficial Owners.............   If you are a beneficial owner whose outstanding
                                 debt is registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and you wish to tender your outstanding debt in the exchange offer, please contact the registered holder as soon as possible and instruct such person to tender on your behalf and comply with the instructions set forth elsewhere in this prospectus.

Withdrawal Rights.............   You may withdraw the tender of your outstanding
                                 debt at any time before 5:00 p.m., New York
                                 City time, on                , 1999, unless
                                 Rohm and Haas extends the date.

Appraisal or Dissenters'
Rights........................   Holders of outstanding debt do not have any
                                 appraisal or dissenters' rights in the exchange offer. If you do not tender your outstanding debt or Rohm and Haas does not accept your tender because, among other things, you invalidly tendered your outstanding debt, you will not be entitled to any further registration rights under the registration rights agreement, except under limited circumstances. However, your notes and debentures will remain outstanding and entitled to the benefits of the indenture.

Federal Income Tax
Considerations................   The exchange of outstanding notes and
                                 debentures is not a taxable exchange for United
                                 States federal income tax purposes. You should not recognize any taxable gain or loss or any interest income as a result of the exchange.
                                 For additional information regarding federal income tax considerations, you should read the discussion under the heading "United States
                                 Federal Tax Consequences."

Use of Proceeds...............   Rohm and Haas will not receive any proceeds
                                 from the issuance of the registered debt, and Rohm and Haas will pay the expenses of the exchange offer.

Exchange Agent................   Chase Manhattan Trust Company is serving as
                                 exchange agent in the exchange offer. The mailing address of the exchange agent is 55
                                 Water Street, Room 234, New York, New York
                                 10041, Attention: Carlos Estevez. Deliveries by hand or overnight courier should be addressed to the address listed above. For information about the exchange offer, call the exchange agent at telephone number: (212) 638-0828 or facsimile number: (212) 638-7375.

                      SUMMARY OF TERMS OF REGISTERED DEBT

     The form and terms of the registered debt are the same as the form and terms of the outstanding debt, except that the registered debt will be registered under the Securities Act. As a result, the registered debt will not bear legends restricting its transfer and will not contain the registration rights and liquidated damages provisions contained in the outstanding debt. The registered debt represents the same debt as the outstanding debt. Both the outstanding debt and the registered debt are governed by the same indenture.

Issuer........................   Rohm and Haas Company

Aggregate Amounts.............   $500,000,000 principal amount of 6.95% Notes
                                 due 2004
                                 $500,000,000 principal amount of 7.40% Notes due 2009
                                 $1,000,000,000 principal amount of 7.85%
                                 Debentures due 2029

Interest......................   Interest will accrue on the registered debt
                                 from July 6, 1999 and will be payable on January 15 and July 15 of each year, beginning on January 15, 2000.

Ranking.......................   The registered debt will be senior unsecured
                                 obligations and will rank equally with all of our other senior unsecured and unsubordinated indebtedness.

Optional Redemption...........   Each series of the registered debt will be
                                 redeemable, as a whole or in part, at our option, at any time, at a redemption price equal to the greater of (1) 100% of the principal amount of the registered debt to be redeemed and (2) the sum of the present values of the remaining scheduled principal and interest payments discounted, on a semiannual basis, at a rate equal to the sum of the applicable Treasury Rate (as defined herein) and 15 basis points for the Notes due 2004, 20 basis points for the Notes due 2009 and 25 basis points for the Debentures due 2029, plus in each case accrued interest to the date of redemption.

Use of Proceeds...............   Rohm and Haas will not receive any cash
                                 proceeds in the exchange offer.

Absence of a Public Market for
the Registered Debt...........   Rohm and Haas does not intend to apply for a
                                 listing of the registered debt on any
                                 securities exchange. The initial purchasers of the outstanding debt have advised Rohm and Haas that they currently intend to make a market in the registered debt following the exchange offer, but they are not obligated to do so, and any market-making may be stopped at any time without notice. Rohm and Haas does not know if an active public market for the registered debt will develop or, if developed, will continue.
                                 If an active public market does not develop or is not maintained, the market price and liquidity of the registered debt may be adversely affected. Rohm and Haas cannot make any assurances regarding the liquidity of the market for such registered debt, the ability of holders to sell their registered debt or the price at which holders may sell their registered debt.

                                USE OF PROCEEDS

     Rohm and Haas will not receive any proceeds from the exchange offer. In consideration for issuing the registered debt, Rohm and Haas will receive in exchange outstanding debt of like principal amount, the terms of which are identical in all material respects to the registered debt. The outstanding debt surrendered in exchange for registered debt will be retired and canceled and cannot be reissued. Accordingly, issuance of the registered debt will not result in any increase in Rohm and Haas's indebtedness. Rohm and Haas has agreed to bear the expenses of the exchange offer.

                       RATIO OF EARNINGS TO FIXED CHARGES

    THREE MONTHS ENDED
        MARCH 31,                      YEAR ENDED DECEMBER 31,
--------------------------  ---------------------------------------------
PRO FORMA                   PRO FORMA
  1999           1999         1998      1998   1997   1996   1995   1994
---------   --------------  ---------   -----  -----  -----  -----  -----
 3.4x           11.3x        2.7x       11.7x  9.5x   8.2x   6.2x   5.9x

-------------------------
- For purposes of computing the ratio of earnings to fixed charges, earnings consist of earnings before income taxes and extraordinary item and exclude undistributed earnings (losses) of affiliates and capitalized interest but include fixed charges and amortization of previously capitalized interest. Fixed charges consist of interest expensed and capitalized; amortized premiums, discounts and capitalized expenses related to indebtedness; and a share of rental expense which is deemed to represent an interest factor. Earnings used in the computation of the ratio of earnings to fixed charges for the year ended December 31, 1998 include the impact of a $19 million ($13 million after-tax) extraordinary loss on the early extinguishment of debt in 1998.

- The pro forma ratio of earnings to fixed charges computations for the year ended December 31, 1998 and the three months ended March 31, 1999 were prepared on the same basis as the selected unaudited pro combined financial information on pages 18 to 20 of this prospectus as if the acquisitions of Morton and LeaRonal had occurred on January 1, 1998.

                               THE EXCHANGE OFFER

PURPOSE OF THE EXCHANGE OFFER

     Simultaneously with the sale of the outstanding debt, Rohm and Haas entered into a registration rights agreement with Salomon Smith Barney Inc., Chase Securities Inc., Goldman, Sachs & Co. and Banc One Capital Markets, Inc., the initial purchasers of the outstanding debt. Under this registration rights agreement, Rohm and Haas agreed to file a registration statement regarding the exchange of the outstanding debt for registered notes and debentures with terms identical in all material respects. Rohm and Haas also agreed to use its reasonable best efforts to cause that registration statement to become effective with the Securities and Exchange Commission. A copy of the registration rights agreement has been filed as an exhibit to the registration statement of which this prospectus is as part.

     Rohm and Haas is conducting the exchange offer to satisfy its contractual obligations under the registration rights agreement. The form and terms of the registered debt are the same as the form and terms of the outstanding debt, except that the registered debt will be registered under the Securities Act, and holders of the registered debt will not be entitled to liquidated damages. The registration rights agreement provides that, if applicable interpretations of the SEC's staff permit Rohm and Haas to conduct the exchange offer and the exchange offer registration statement is not declared effective by December 3, 1999 or the exchange offer is not consummated by January 2, 2000, Rohm and Haas will pay liquidated damages on the outstanding debt until effectiveness of the exchange offer registration statement or consummation of the exchange offer, as the case may be. Upon the completion of the exchange offer, holders of outstanding debt will not be entitled to any liquidated damages on the outstanding debt or any further registration rights under the registration rights agreement, except under limited circumstances.

     In the event that (1) applicable interpretations of the SEC's staff do not permit Rohm and Haas to conduct the exchange offer, (2) the registered debt is not freely tradeable (other than because the holder is an affiliate of Rohm and Haas or is a person that must deliver a prospectus in connection with the resale), or (3) the exchange offer is not consummated by January 2, 2000, Rohm and Haas will file a shelf registration statement covering resales of the affected securities, use its reasonable efforts to cause the shelf registration to be declared effective and use its reasonable efforts to keep effective the shelf registration statement until the earlier of (1) two years from the date of issuance of the outstanding debt (or, if Rule 144(k) is amended to provide a shorter restrictive period, the shorter period) or (2) such time as when all of the securities covered by the shelf registration statement have been sold. If the shelf registration statement is not declared effective by February 2, 2000, Rohm and Haas will pay liquidated damages on the outstanding debt until effectiveness of the shelf registration statement. If a shelf registration statement is declared effective and Rohm and Haas fails to keep it continuously effective or useable for resales for the period required by the registration rights agreement and the failure continues for more than 60 days (whether or not consecutive) in any 12-month period, then Rohm and Haas will pay liquidated damages on the applicable outstanding debt from the 61st day until the earlier of (1) the date that the shelf registration statement is again deemed effective or is useable, (2) the date that is two years from the date of issuance of the outstanding debt (or, if Rule 144(k) is amended to provide a shorter restrictive period, the shorter period), or (3) the date as of which all of the applicable securities are sold pursuant to the shelf registration statement.

     The term "holder" as used in this prospectus means (1) any person in whose name the outstanding debt is registered on Rohm and Haas's books, or (2) any other person who has obtained a properly completed bond power from the registered holder, or (3) any person whose outstanding debt is held of record by DTC and who wants to deliver such outstanding debt by book-entry transfer at DTC.

TERMS OF THE EXCHANGE OFFER

     Rohm and Haas is offering to exchange up to $2 billion total principal amount of registered debt for a like total principal amount of outstanding debt. The outstanding debt must be tendered properly on or before the expiration date of the exchange offer and not withdrawn. In exchange for outstanding debt properly tendered and accepted, Rohm and Haas will issue a like total principal amount of up to $2 billion in registered debt.

     The exchange offer is not conditioned upon holders tendering a minimum principal amount of outstanding debt. As of the date of this prospectus, $2 billion aggregate principal amount of outstanding debt is outstanding.

     Holders of the outstanding debt do not have any appraisal or dissenters' rights in the exchange offer. If holders do not tender outstanding debt or tender outstanding debt that Rohm and Haas does not accept, their outstanding debt will remain outstanding. Any such outstanding debt will be entitled to the benefits of the indenture, but will not be entitled to any further registration rights under the registration rights agreement, except under limited circumstances.

     After the expiration date of the exchange offer, Rohm and Haas will return to the holders any tendered outstanding debt that Rohm and Haas does not accept for exchange due to, among other things, an invalid tender.

     Holders exchanging outstanding debt will not have to pay brokerage commissions or fees or transfer taxes if they follow the instructions in the letter of transmittal. Rohm and Haas will pay the charges and expenses, other than certain taxes described below, in the exchange offer. See "-- Fees and Expenses" for further information regarding fees and expenses.

     As used in this prospectus, the "expiration date" of the exchange offer is
5:00 p.m., New York City time on             , 1999, unless Rohm and Haas
extends the exchange offer to allow additional tenders of outstanding debt.

     Rohm and Haas has the right, in accordance with applicable law, at any time:

     - to delay the acceptance of the outstanding debt;

     - to terminate the exchange offer if Rohm and Haas determines that any of the conditions to the exchange offer have not occurred or have not been satisfied;

     - to extend the expiration date of the exchange offer and keep all outstanding debt tendered other than those outstanding notes and debentures properly withdrawn; and

     - to waive any condition or amend the terms of the exchange offer.

     If Rohm and Haas materially changes the exchange offer, or if Rohm and Haas waives a material condition of the exchange offer, Rohm and Haas will promptly distribute a prospectus supplement to you disclosing the change or waiver. Rohm and Haas also will extend the exchange offer as required by Rule 14e-1 under the Securities Exchange Act of 1934.

     If Rohm and Haas exercises any of the rights listed above, it will promptly give oral or written notice of the action to the exchange agent and will issue a release to an appropriate news agency. In the case of an extension, an announcement will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

ACCEPTANCE FOR EXCHANGE AND ISSUANCE OF REGISTERED DEBT

     Rohm and Haas will issue registered debt to the exchange agent for outstanding debt tendered and accepted, and not withdrawn, promptly on or after the expiration date. The exchange agent might not deliver the registered debt to all tendering holders at the same time. The timing of delivery depends upon when the exchange agent receives and processes the required documents.

     Rohm and Haas will be deemed to have exchanged outstanding debt validly tendered and not withdrawn when Rohm and Haas gives oral or written notice to the exchange agent of its acceptance. The exchange agent is an agent for Rohm and Haas for purposes of receiving tenders of outstanding debt, letters of transmittal and related documents. The exchange agent also is an agent for tendering holders for purposes of receiving outstanding debt, letters of transmittal and related documents and transmitting registered debt to validly tendering holders. If, for any reason, Rohm and Haas
(1) delays the acceptance or exchange of any outstanding debt; (2) extends the exchange offer; or (3) is unable to accept or exchange outstanding debt, then the exchange agent may, on behalf of Rohm and Haas, and subject to Rule 14e-1(c) under the Exchange Act, retain tendered notes and debentures. Tendered notes and debentures retained by the exchange agent may not be withdrawn, except according to the withdrawal procedures outlined in the section entitled "-- Withdrawal Rights" below.

     In tendering outstanding debt, you must warrant in the letter of transmittal or in an "Agent's Message," as described below, that:

     - you have full power and authority to tender, exchange, sell, assign and transfer your outstanding debt;

     - Rohm and Haas will acquire good, marketable and unencumbered title to the tendered outstanding debt, free and clear of all liens, restrictions, charges and other encumbrances; and

     - the outstanding debt tendered for exchange is not subject to any adverse claims or proxies.

     You also must warrant and agree that you will, upon request, execute and deliver any additional documents requested by Rohm and Haas or the exchange agent to complete the exchange, sale, assignment, and transfer of the outstanding debt and that you will comply with your obligations under the registration rights agreement.

PROCEDURES FOR TENDERING OUTSTANDING DEBT

  VALID TENDER

     You may tender your outstanding debt by book-entry transfer or, if you hold certificated securities, by other means, as described below. For book-entry transfer, you must deliver to the exchange agent either (1) a completed and signed letter of transmittal or (2) an "agent's message." An agent's message means a message, transmitted by DTC to and received by the exchange agent which forms part of a confirmation of a book-entry transfer of outstanding debt into the exchange agent's account at DTC. The agent's message states that DTC has received an express acknowledgment from the tendering participant that such participant has received and agrees to be bound by the letter of transmittal and that Rohm and Haas may enforce the letter of transmittal against such participant.

     You must deliver your letter of transmittal or the agent's message by mail, facsimile, hand delivery or overnight carrier to the exchange agent on or before the expiration date. In addition, to complete a book-entry transfer, you must also either (1) have DTC transfer the outstanding debt into the exchange agent's account at DTC using the ATOP procedures for transfer, and obtain a confirmation of such transfer, or (2) follow the guaranteed delivery procedures described below under "-- Guaranteed Delivery Procedures."

     If you tender less than all of your outstanding debt, you should fill in the principal amount of notes and debentures tendered in the appropriate box on the letter of transmittal. If you do not indicate the amount tendered in the appropriate box, Rohm and Haas will assume you are tendering all of the outstanding debt that you hold.

     For tendering your outstanding debt other than by book-entry transfer, you must deliver a completed and signed letter of transmittal to the exchange agent. Again, you must deliver the letter of transmittal by mail, facsimile, hand delivery or overnight carrier to the exchange agent on or before the expiration date. In addition, to complete a valid tender you must either (1) deliver your outstanding debt to the exchange agent on or before the expiration date, or (2) follow the guaranteed delivery procedures set forth below under "-- Guaranteed Delivery Procedures."

     DELIVERY OF REQUIRED DOCUMENTS BY WHATEVER METHOD YOU CHOOSE IS AT YOUR SOLE RISK. DELIVERY IS COMPLETE WHEN THE EXCHANGE AGENT ACTUALLY RECEIVES THE ITEMS TO BE DELIVERED. DELIVERY OF DOCUMENTS TO DTC IN ACCORDANCE WITH DTC'S PROCEDURES DOES NOT CONSTITUTE DELIVERY OF SUCH DOCUMENTS TO THE

EXCHANGE AGENT. IF DELIVERY IS MADE BY MAIL, THEN REGISTERED MAIL, RETURN RECEIPT REQUESTED, PROPERLY INSURED, OR AN OVERNIGHT DELIVERY SERVICE IS RECOMMENDED. IN ALL CASES YOU SHOULD ALLOW SUFFICIENT TIME TO ENSURE TIMELY DELIVERY.

  SIGNATURE GUARANTEES

     You do not need to endorse certificates for the outstanding debt or provide signature guarantees on the letter of transmittal, unless (1) someone other than the registered holder tenders the certificate or (2) you complete the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" in the letter of transmittal. In the case of (1) or (2) above, you must sign your outstanding debt or provide a properly executed bond power, with the signature on the bond power and on the letter of transmittal guaranteed by a firm or other entity identified in Rule 17Ad-15 under the Exchange Act as an "eligible guarantor institution."

     An "eligible guarantor institution" includes: (1) a bank; (2) a broker, dealer, municipal securities broker or dealer or government securities broker or dealer; (3) a credit union; (4) a national securities exchange, registered securities association or clearing agency; or (5) a savings association that is a participant in a securities transfer association.

  GUARANTEED DELIVERY

     If you want to tender your outstanding debt in the exchange offer and (1) the certificates for the outstanding debt are not immediately available or all required documents are unlikely to reach the exchange agent on or before the expiration date, or (2) a book-entry transfer cannot be completed in time, you may tender your outstanding debt if you comply with the following guaranteed delivery procedures:

          (a) you tender through an eligible guarantor institution;

          (b) you deliver a properly completed and signed notice of guaranteed delivery, like the form provided with the letter of transmittal, to the exchange agent on or before the expiration date; and

          (c) you deliver the certificates or a confirmation of book-entry transfer and a properly completed and signed letter of transmittal to the exchange agent within three New York Stock Exchange trading days after the notice of guaranteed delivery is executed.

     You may deliver the notice of guaranteed delivery by hand, facsimile or mail to the exchange agent and must include a guarantee by an eligible guarantor institution in the form described in the notice.

     Rohm and Haas's acceptance of properly tendered outstanding debt is a binding agreement between the tendering holder and Rohm and Haas upon the terms and subject to the conditions of the exchange offer.

  DETERMINATION OF VALIDITY

     Rohm and Haas will resolve all questions regarding the form of documents, validity, eligibility (including time of receipt) and acceptance for exchange of any tendered outstanding debt. Rohm and Haas's resolution of these questions and Rohm and Haas's interpretation of the terms and conditions of the exchange offer, including the letter of transmittal, are final and binding on all parties. A tender of outstanding debt is invalid until all irregularities have been cured or waived. None of Rohm and Haas, any of its affiliates or assigns, the exchange agent nor any other person is under any obligation to give notice of any irregularities in tenders nor will they be liable for failing to give any such notice. Rohm and Haas reserves the absolute right, in its sole and absolute discretion, to reject any tenders determined to be in improper form or unlawful. Rohm and Haas also reserves the absolute right to waive any of the conditions of the exchange offer or any condition or irregularity in the tender of outstanding debt by any holder. Rohm and Haas need not waive similar conditions or irregularities in the case of other holders.

     If any letter of transmittal, endorsement, bond power, power of attorney, or any other document required by the letter of transmittal is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, that person must indicate that capacity when signing. In addition, unless waived by Rohm and Haas, the person must submit proper evidence satisfactory to Rohm and Haas, in its sole discretion, of his or her authority to so act.

     A beneficial owner of outstanding debt that is held by or registered in the name of a broker, dealer, commercial bank, trust company or other nominee or custodian should contact that entity promptly if the holder wants to participate in the exchange offer.

RESALES OF REGISTERED DEBT

     Rohm and Haas is exchanging the outstanding debt for registered debt based upon the position of the SEC's staff, set forth in interpretive letters to third parties in other similar transactions. Rohm and Haas will not seek its own interpretive letter. As a result, Rohm and Haas cannot assure you that the SEC's staff will take the same position on this exchange offer as it did in the interpretive letters to other parties. Based on the letters of the SEC's staff to the other parties, Rohm and Haas believes that, except as described below, holders of registered debt, other than broker-dealers, can offer the registered notes and debentures for resale, resell and otherwise transfer such registered debt without delivering a prospectus to prospective purchasers.

     Any holder of outstanding debt who is an "affiliate" of Rohm and Haas or who intends to distribute registered debt, or any broker-dealer who purchased outstanding debt from Rohm and Haas for resale pursuant to Rule 144A or any other available exemption under the Securities Act:

     - cannot rely on the interpretations of the SEC's staff in the above-mentioned interpretive letters;

     - cannot tender outstanding debt in the exchange offer; and

     - must comply with the registration and prospectus delivery requirements of the Securities Act to transfer the outstanding debt, unless the sale is exempt.

     In addition, if any broker-dealer acquired outstanding debt for its own account as a result of market making or other trading activities and exchanges such outstanding debt for registered debt, such broker-dealer must deliver a prospectus with any resales of its registered debt.

     If you want to exchange your outstanding debt for registered debt, you will be required to affirm that:

     - you are not an "affiliate" of Rohm and Haas;

     - you are acquiring the registered debt in the ordinary course of your business;

     - you have no arrangement or understanding with any person to participate in a "distribution," within the meaning of the Securities Act, of the registered debt; and

     - if you are not a broker-dealer, you are not engaged in, and do not intend to engage in, a "distribution," within the meaning of the Securities Act, of the registered debt.

     In addition, Rohm and Haas may require you to provide information regarding the number of "beneficial owners," within the meaning of Rule 13d-3 under the Exchange Act, of the outstanding debt. Each broker-dealer that receives registered debt for its own account must acknowledge that it acquired its outstanding debt for its own account as the result of market-making activities or other trading activities and must agree that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such registered debt. By making this acknowledgment and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" under the Securities Act. Based on the position of the SEC's staff in certain interpretive letters, Rohm and Haas believes that broker-dealers who acquired outstanding debt for their own accounts as a result of market-making activities or other trading activities may fulfill their prospectus delivery requirements with respect to the registered debt with a prospectus meeting the requirements of the Securities Act. Accordingly, a broker-dealer may use this prospectus to satisfy such requirements. Rohm and Haas has agreed that, starting on the expiration date of the exchange offer and ending on the close of business on the 180th day following such expiration date, it will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution" for more information. A broker-dealer intending to use this prospectus in the resale of registered debt must notify Rohm and Haas, on or prior to the expiration date, that it is a participating broker-dealer. This notice may be given in the letter of transmittal or may be delivered to the exchange agent. Any participating broker-dealer who is an "affiliate" of Rohm and Haas may not rely on the interpretive letters of the SEC's staff and must comply with the registration and prospectus delivery requirements of the Securities Act when reselling its registered debt.

     Rohm and Haas agrees to advise holders of, among other things:

     - any SEC request for amendments or supplements to the registration statement or this prospectus or for additional information;

     - the SEC's issuance of any stop order suspending the effectiveness of the registration statement or the initiation of any proceedings for that purpose; and

     - Rohm and Haas's receipt of any notification with respect to the suspension of the qualification of the registered debt in any jurisdiction or the initiation or threatening of any proceeding for such purpose.

     Upon the occurrence of any of these events, Rohm and Haas agrees to notify the holders, if applicable, to suspend use of this prospectus and Rohm and Haas will prepare, using its reasonable efforts to do so as soon as possible, a post-effective amendment to the registration statement or an amendment or supplement to this prospectus or file any other required document so that, as thereafter delivered to purchasers of the registered debt, the prospectus will not include an untrue statement of a material fact or omit to state any material fact necessary to make the statements herein, in the light of the circumstances under which they were made, not misleading. The holders, if applicable, agree that they will suspend use of this prospectus until Rohm and Haas has amended or supplemented the prospectus so that it does not contain any such untrue statement or omission.

WITHDRAWAL RIGHTS

     You can withdraw tenders of outstanding debt at any time on or before the expiration date of the exchange offer.

     For a withdrawal to be effective, you must deliver a written or facsimile transmission of a "notice of withdrawal" to the exchange agent on or before the expiration date. The notice of withdrawal must specify the name of the person tendering the outstanding debt to be withdrawn, the total principal amount of outstanding debt withdrawn, and the name of the registered holder of the outstanding debt if it is different from the name of the person tendering the outstanding debt. If you delivered outstanding debt to the exchange agent, you must submit the serial numbers of the outstanding debt to be withdrawn and the signature on the notice of withdrawal must be guaranteed by an eligible guarantor institution, except in the case of outstanding debt tendered for the account of an eligible guarantor institution. If you tendered outstanding debt as a book-entry transfer, the notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawal of outstanding debt and you must deliver the notice of withdrawal to the exchange agent by written, telegraphic, telex or facsimile transmission. You may not rescind withdrawals of tender. Outstanding debt properly withdrawn may again be tendered at any time on or before the expiration date.

     Rohm and Haas will determine all questions regarding the validity, form and eligibility of withdrawal notices. Rohm and Haas's determination will be final and binding on all parties. None of Rohm and Haas, any of its affiliates or assigns, the exchange agent nor any other person is under any obligation to give notice of any irregularities in any notice of withdrawal, nor will they be liable for failing to give any such notice. Withdrawn outstanding debt will be returned to the holder after withdrawal.

INTEREST ON REGISTERED DEBT

     The registered debt will bear interest at the respective rates per year that appear on the cover page of this prospectus, payable semi-annually, on January 15 and July 15 of each year, commencing January 15, 2000. Holders of registered debt will receive interest on January 15, 2000 from the date of initial issuance of the registered debt. Interest on the outstanding debt accepted for exchange will cease to accrue upon issuance of the registered debt.

CONDITIONS TO THE EXCHANGE OFFER

     Rohm and Haas need not exchange any outstanding debt, may terminate the exchange offer or may waive any conditions to the exchange offer or amend the exchange offer, if any of the following conditions have occurred:

     - the SEC's staff no longer allows the registered debt to be offered for resale, resold and otherwise transferred by certain holders without compliance with the registration and prospectus delivery provisions of the Securities Act;

     - a governmental body passes any law, statute, rule or regulation which, in Rohm and Haas's opinion, prohibits or prevents the exchange offer;

     - the SEC or any state securities authority issues a stop order suspending the effectiveness of the registration statement or initiates or threatens to initiate a proceeding to suspend the effectiveness of the registration statement; or

     - Rohm and Haas is unable to obtain any governmental approval that Rohm and Haas believes is necessary to complete the exchange offer.

     If Rohm and Haas reasonably believes that any of the above conditions has occurred, it may (1) terminate the exchange offer, whether or not any outstanding debt has been accepted for exchange, (2) waive any condition to the exchange offer or (3) amend the terms of the exchange offer in any respect. Rohm and Haas's failure at any time to exercise any of these rights will not waive such rights, and each right will be deemed an ongoing right which may be asserted at any time or from time to time. However, Rohm and Haas does not intend to terminate the exchange offer if none of the preceding conditions has occurred.

EXCHANGE AGENT

     Rohm and Haas appointed Chase Manhattan Trust Company as exchange agent for the exchange offer. Holders should direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notice of guaranteed delivery to the exchange agent addressed as follows:

      By Registered or Certified Mail:                By Hand Or Overnight Delivery:
               55 Water Street                                55 Water Street
                  Room 234                                       Room 234
             New York, NY 10041                             New York, NY 10041
          Attention: Carlos Estevez                      Attention: Carlos Estevez

                             Confirm by Telephone:

                                 (212) 638-0828

                            Facsimile Transmissions:
                     (ELIGIBLE GUARANTOR INSTITUTIONS ONLY)
                                 (212) 638-7375

     If you deliver letters of transmittal and any other required documents to an address or facsimile number other than those listed above, your tender is invalid.

FEES AND EXPENSES

     Rohm and Haas will pay the exchange agent reasonable and customary fees for its services and reasonable out-of-pocket expenses. Rohm and Haas will also pay brokerage houses and other custodians, nominees and fiduciaries their reasonable out-of-pocket expenses for sending copies of this prospectus and related documents to holders of outstanding debt, and in handling or tendering for their customers.

     Rohm and Haas will pay the transfer taxes for the exchange of the outstanding debt in the exchange offer. If, however, exchange debt is delivered to or issued in the name of a person other than the registered holder, or if a transfer tax is imposed for any reason other than for the exchange of outstanding debt in the exchange offer, then the tendering holder will pay the transfer taxes. If a tendering holder does not submit satisfactory evidence of payment of taxes or exemption from taxes with the letter of transmittal, the taxes will be billed directly to the tendering holder.

     Rohm and Haas will not make any payment to brokers, dealers or other nominees soliciting acceptances in the exchange offer.

ACCOUNTING TREATMENT

     The registered debt will be recorded at the same carrying value as the outstanding debt. Accordingly, Rohm and Haas will not recognize any gain or loss for accounting purposes. Rohm and Haas intends to amortize the expenses of the exchange offer and issuance of the outstanding debt over the respective terms of each series of the registered debt.

              SELECTED HISTORICAL FINANCIAL DATA OF ROHM AND HAAS

     The selected historical financial data set forth below for Rohm and Haas as of December 31, 1998, 1997, 1996, 1995 and 1994 and for each of the years in the five-year period ended December 31, 1998 are derived from audited financial statements of Rohm and Haas for the three-year period ended December 31, 1998 incorporated by reference in this prospectus and audited financial statements for the two-year period ended December 31, 1995 that were previously filed by Rohm and Haas with the SEC. The summary historical financial data as of and for the three-month periods ended March 31, 1999 and 1998 is unaudited. In the opinion of Rohm and Haas management, the unaudited historical financial data of Rohm and Haas presented below were prepared on the same basis as the audited historical financial data and include all adjustments (consisting only of normal recurring adjustments) necessary for a fair statement of the information set forth herein. The results of operations for any interim period are not necessarily indicative of the results for a full year. The summary historical financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and related notes incorporated by reference herein.

                                               THREE MONTHS
                                                   ENDED
                                                 MARCH 31,               YEAR ENDED DECEMBER 31,
                                              ---------------   ------------------------------------------
                                               1999     1998     1998     1997     1996     1995     1994
                                              ------   ------   ------   ------   ------   ------   ------
                                                                 (DOLLARS IN MILLIONS)
INCOME STATEMENT DATA:
Net sales...................................  $  940   $  937   $3,720   $3,999   $3,982   $3,884   $3,534
Earnings before taxes and extraordinary
  item(1)...................................     176      166      700      611      530      441      407
Earnings before extraordinary item(1).......     110      109      453      410      363      292      264
Net earnings................................     110      109      440      410      363      292      264
Net earnings applicable to common
  stockholders..............................     109      107      434      403      356      285      257
Earnings per common share before
  extraordinary item:
  -- Basic..................................  $  .65   $  .59   $ 2.55   $ 2.17   $ 1.82   $ 1.41   $ 1.26
  -- Diluted................................     .64      .58     2.52     2.13     1.79     1.40     1.26
Net earnings per common share:
  -- Basic..................................  $  .65   $  .59   $ 2.47   $ 2.17   $ 1.82   $ 1.41   $ 1.26
  -- Diluted................................     .64      .58     2.45     2.13     1.79     1.40     1.26
Cash dividends per common share.............  $  .18   $  .17   $  .70   $  .63   $  .57   $  .52   $  .48
BALANCE SHEET DATA (AT PERIOD END):
Total current assets........................  $1,508   $1,547   $1,287   $1,397   $1,456   $1,421   $1,440
Total assets................................   4,362    3,908    3,648    3,900    3,933    3,916    3,861
Total current liabilities...................   1,019      853      875      850      886      828      932
Long-term debt, excluding current portion...     834      514      409      509      562      606      629
Total stockholders' equity..................   1,642    1,862    1,561    1,797    1,728    1,781    1,620
CASH FLOW DATA:
Net cash provided by operating activities...  $   50   $   35   $  682   $  791   $  706   $  513   $  524
Net cash provided (used) by investing
  activities................................    (490)     (25)      37     (324)    (330)    (368)    (336)
Net cash provided (used) by financing
  activities................................     485      (25)    (743)    (438)    (408)    (228)     (97)
OTHER DATA:
Depreciation and amortization...............  $   71   $   70   $  281   $  285   $  272   $  252   $  239
Capital expenditures........................      38       34      229      254      334      417      339
Research and development....................      47       52      207      201      187      194      201
EBIT(1)(2)..................................     187      176      734      650      569      480      453
EBITDA(2)...................................     258      246    1,015      935      841      732      692
EBIT/Sales(2)...............................     20%      19%      20%      16%      14%      12%      13%
EBITDA/Sales(2).............................     27%      26%      27%      23%      21%      19%      20%

-------------------------

(1) In the second and third quarters of 1998, we retired a total of $130 million of high interest long-term debt resulting in an after-tax extraordinary loss of $13 million.

(2) EBIT represents earnings before interest and taxes. EBITDA represents earnings before interest, taxes, depreciation and amortization. EBIT and EBITDA are presented because we believe they are frequently used by security analysts and others in evaluating companies and their ability to service debt. However, EBIT and EBITDA should not be considered as alternatives to net cash provided by operating activities as a measure of liquidity or as alternatives to net income as an indicator of our operating performance or any other measure of performance in accordance with generally accepted accounting principles. EBIT and EBITDA, as we use the terms herein, may not be comparable to EBIT and EBITDA as reported by other companies.

          SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

     We are providing the following selected unaudited pro forma combined financial information to show what the results of operations and financial position of Rohm and Haas would have looked like, absent any operational or other changes, had the Morton acquisition, and Rohm and Haas's January 26, 1999 acquisition of LeaRonal, Inc. for approximately $455 million in cash, been completed for the periods and at the dates indicated.

     The following selected unaudited pro forma combined balance sheet as of March 31, 1999 and the following selected unaudited pro forma combined statements of income for the year ended December 31, 1998 and the three months ended March 31, 1999 were prepared using an exchange ratio of 1.088710 and the number of outstanding Morton shares on May 18, 1999. For determining the aggregate purchase consideration of Morton, the price of the Rohm and Haas common stock issued in the transaction was $37.73.

     This information is provided for illustrative purposes only. It does not show what Rohm and Haas's results of operations or financial position would have been if the transactions had actually occurred on the dates assumed and it does not indicate what Rohm and Haas's future operating results or consolidated financial position will be. You should read the selected unaudited pro forma combined financial information in conjunction with the "Unaudited Pro Forma Combined Financial Statements," including the notes thereto, the historical consolidated financial statements of Rohm and Haas and Morton, including the notes thereto incorporated by reference into this document.

     Rohm and Haas anticipates that the Morton and LeaRonal acquisitions will provide it with financial benefits and synergies including reduced operating expenses and revenue enhancements. The selected unaudited pro forma combined financial information does not give effect to any of the expense reductions, revenue enhancements or the restructuring costs, including those costs which may be accrued at the date of acquisition, as our plans are not sufficiently advanced at this point in time to estimate those costs. To the extent those costs are accounted for as accrued liabilities and included in the allocation of the purchase price consideration, the amount allocated to assets acquired would increase, and net income would decrease due to additional amortization. To the extent those costs are not accounted for as accrued liabilities at the dates of acquisition of Morton and LeaRonal, a charge may result which may be material. The amount of this charge cannot be quantified at this time but is expected to be recognized in the period in which the restructuring occurs.

           SELECTED UNAUDITED PRO FORMA COMBINED STATEMENTS OF INCOME

                                                          THREE MONTHS ENDED    TWELVE MONTHS ENDED
                                                            MARCH 31, 1999       DECEMBER 31, 1998
                                                          ------------------    -------------------
                                                           (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
Net sales...............................................        $1,687                $6,448
Cost of goods sold......................................         1,079                 4,174
                                                                ------                ------
Gross profit............................................           608                 2,274
Selling and administrative expenses.....................           303                 1,217
Research and development expense........................            63                   273
Interest expense........................................            75                   317
Share of affiliate net earnings (losses)................            (7)                    1
Other income, net.......................................            27                   128
                                                                ------                ------
Earnings before income taxes and extraordinary item and
  discontinued operations...............................           187                   596
Income taxes............................................            74                   226
                                                                ------                ------
Earnings before extraordinary item......................        $  113                $  370
                                                                ======                ======
Earnings per common share before extraordinary item:
  Basic.................................................        $ 0.53                $ 1.65
  Diluted...............................................          0.52                  1.65
Weighted average common shares outstanding:
  Basic.................................................         212.2                 220.1
  Diluted...............................................         215.9                 224.2

              SELECTED UNAUDITED PRO FORMA COMBINED BALANCE SHEET

                                                                PRO FORMA
                                                               COMBINED AT
                                                              MARCH 31, 1999
                                                              --------------
                                                              (IN MILLIONS)
ASSETS
Current assets:
Cash and cash equivalents...................................     $   241
Accounts receivable, net....................................       1,338
Inventories.................................................         855
Prepaid expenses and other assets...........................         279
                                                                 -------
     Total current assets...................................       2,713
Investments in and advances to unconsolidated subsidiaries
  and affiliates............................................         270
Land, buildings and equipment, net..........................       3,513
Cost in excess of businesses acquired, less amortization....       2,109
Other assets, net...........................................       2,794
                                                                 -------
     Total assets...........................................     $11,399
                                                                 =======
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Notes Payable...............................................     $   385
Accounts payable and accrued liabilities....................       1,035
Federal, foreign and other income taxes.....................         163
                                                                 -------
     Total current liabilities..............................       1,583
Long-term debt..............................................       4,376
Deferred income taxes.......................................       1,329
Employee benefits...........................................         587
Other liabilities...........................................         281
Minority interest...........................................          28
                                                                 -------
     Total liabilities......................................       8,184
Stockholders' equity........................................       3,215
                                                                 -------
     Total liabilities and stockholders' equity.............     $11,399
                                                                 =======

                       DESCRIPTION OF THE REGISTERED DEBT

     This section describes the general terms and provisions of the registered debt. The outstanding debt was, and the registered debt will be, issued under an indenture dated July 1, 1999, between us and Chase Manhattan Trust Company, National Association, as trustee. The terms of the registered debt are the same as the terms of the outstanding debt, except that (1) Rohm and Haas registered the registered debt under the Securities Act, and, unlike the outstanding debt, in general its transfer is not restricted and (2) holders of the registered debt are not entitled to certain rights under the registration rights agreement.

     BECAUSE THIS SECTION OF THE PROSPECTUS MERELY SUMMARIZES THE TERMS OF THE REGISTERED DEBT, YOU SHOULD READ THE INDENTURE AND THE RELEVANT PORTIONS OF THE TRUST INDENTURE ACT OF 1939, AS AMENDED, FOR MORE COMPLETE INFORMATION REGARDING THE TERMS OF THE REGISTERED DEBT, INCLUDING THE DEFINITION OF TERMS USED IN THIS SECTION. COPIES OF THE INDENTURE AND REGISTRATION RIGHTS AGREEMENT CAN BE OBTAINED BY FOLLOWING THE INSTRUCTIONS CONTAINED IN THIS PROSPECTUS UNDER THE HEADINGS "WHERE YOU CAN FIND MORE INFORMATION" AND "DOCUMENTS INCORPORATED BY REFERENCE."

     If we default on the securities, the trustee has the power to enforce the holders' rights against us. In addition, the trustee performs administrative duties on our behalf, including sending interest payments and transferring securities to a new purchaser.

GENERAL TERMS OF THE REGISTERED DEBT

     The registered debt has the following terms:

                                                 PRINCIPAL       INTEREST
                                                   AMOUNT          RATE      MATURITY DATE
                                               --------------    --------    -------------
Notes due 2004                                 $  500,000,000      6.95%     July 15, 2004
Notes due 2009                                 $  500,000,000      7.40%     July 15, 2009
Debentures due 2029                            $1,000,000,000      7.85%     July 15, 2029

     The registered debt consists of three separate series for the purposes of the indenture and will be our senior unsecured obligations. The registered debt will rank equally with all of our other senior unsecured debt. The registered debt may be redeemable in whole or in part at any time at our option. See
"-- Optional Redemption." The registered debt will not be entitled to the benefit of any mandatory redemption or sinking fund. The indenture does not limit the amount of additional indebtedness that we or any of our subsidiaries may incur. The indenture does not limit the amount of notes, debentures or other evidences of indebtedness that we may issue thereunder and provides that notes, debentures or other evidences of indebtedness may be issued from time to time in one or more series. As of the date of this prospectus, no notes, debentures or other evidences of indebtedness are outstanding under the indenture except for the outstanding debt.

     The registered debt will bear interest from July 6, 1999 at the respective rates per annum set forth above payable semiannually in arrears on January 15 and July 15 of each year, commencing on January 15, 2000, to the persons in whose names the registered debt is registered at the close of business on the immediately preceding January 1 and July 1, respectively. Interest on the registered debt will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance. Principal of, premium, if any, and interest on the registered debt will be payable, and the transfer of the registered debt will be registrable, at our office or agency to be maintained for that purpose in the Borough of Manhattan, The City of New York, except that, at our option, interest may be paid by mailing a check to the address of the person entitled thereto as it appears on the securities register.

     Interest on the registered debt will be computed on the basis of a 360-day year comprised of twelve 30-day months. The amount of interest payable for any period shorter than a full semiannual period for which interest is computed will be computed on the basis of the actual number of days elapsed per 30-day month. In the event that any date on which principal, premium, if any, or interest is payable on the registered debt is not a business day (as defined in the indenture), then payment of the principal, premium, if any, or interest payable on that date will be made on the next succeeding day that is a business day (and without any interest or other payment in respect of any such delay). The registered debt will be issued initially in minimum denominations of $100,000 and integral multiples of $1,000 in excess thereof.

OPTIONAL REDEMPTION

     The registered debt of each series will be redeemable, as a whole or in part, at our option, at any time or from time to time, by mailing notice to the registered address of each holder of securities at least 30 days but not more than 60 days prior to the redemption. The redemption prices will be equal to the greater of (1) 100% of the principal amount of the securities to be redeemed and
(2) the sum of the present values of the Remaining Scheduled Payments (as defined below) on such registered debt discounted, on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months), at a rate equal to the sum of the applicable Treasury Rate (as defined below) plus 15 basis points for the Notes due 2004, 20 basis points for the Notes due 2009 and 25 basis points for the Debentures due 2029. Accrued interest will be paid to the date of redemption.

     "Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity (computed as of the second business day immediately preceding that redemption date) of the Comparable Treasury Issue (as defined below), assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that redemption date.

     "Comparable Treasury Issue" means the United States Treasury security selected by the Reference Treasury Dealer (as defined below) as having a maturity comparable to the remaining term of the Notes due 2004, the Notes due 2009 or the Debentures due 2029, as the case may be, to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the series of securities to be redeemed.

     "Comparable Treasury Price" means, with respect to any redemption date, the average of the Reference Treasury Dealer Quotations (as defined below) for that redemption date.

     "Reference Treasury Dealer" means Salomon Smith Barney Inc. and its successor. If it shall cease to be a primary U.S. Government securities dealer, we will substitute another nationally recognized investment banking firm that is a primary U.S. Government securities dealer.

     "Reference Treasury Dealer Quotations" means, with respect to the Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by the Reference Treasury Dealer at 3:30 p.m., New York City time, on the third business day preceding that redemption date.

     "Remaining Scheduled Payments" means, with respect to the registered debt to be redeemed, the remaining scheduled payments of principal of and interest on that registered debt that would be due after the related redemption date but for that redemption. If that redemption date is not an interest payment date with respect to the registered debt to be redeemed, the amount of the next succeeding scheduled interest payment on those securities will be reduced by the amount of interest accrued on such registered debt to such redemption date.

     On and after the redemption date, interest will cease to accrue on the registered debt or any portion of the securities called for redemption (unless we default in the payment of the redemption price and accrued interest). On or before the redemption date, we will deposit with a paying agent (or the trustee) money sufficient to pay the redemption price of and accrued interest on the registered debt to be redeemed on that date. If less than all of the securities of any series are to be redeemed, the registered debt to be redeemed shall be selected by the trustee by a method the trustee deems to be fair and appropriate.

GLOBAL SECURITIES

     The outstanding debt was, and the registered debt will be, issued in the form of one or more global certificates, known as "global securities." The global securities will be deposited on the date of the acceptance for exchange of the outstanding debt and the issuance of the registered debt with, or on behalf of, DTC and registered in the name of Cede & Co., as DTC's nominee.

     Registered debt that is issued as described below under "Certificated Securities" will be issued in the form of registered definitive certificates, known as "certificated securities." Upon the transfer of certificated securities, such certificated securities may, unless the global securities have previously been exchanged for certificated securities, be exchanged for an interest in the global securities representing the principal amount of registered debt being transferred.

     Persons holding interests in the global securities may hold their interests directly through DTC, or indirectly through organizations which are participants in DTC. Transfers between participants will be effected in the ordinary way in accordance with DTC rules and will be settled in immediately available funds.

     Persons who are not participants may beneficially own interests in global securities held by DTC only through participants or certain banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a participant, either directly or indirectly, and have indirect access to the DTC system. So long as Cede & Co., as DTC's nominee, is the registered owner of any global security, it will be considered the sole holder of such global security for all purposes. Except as provided below, owners of beneficial interests in a global security will not be entitled to have certificates registered in their names, will not receive or be entitled to receive physical delivery of certificates in definitive form, and will not be considered the holder thereof.

     None of Rohm and Haas, the trustee nor any registrar or paying agent will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations. DTC has advised Rohm and Haas that it will take any action permitted to be taken by a holder of registered debt only at the direction of one or more participants whose accounts are credited with DTC interests in a global security.

     DTC is a limited purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions, such as transfers and pledges, among participants in deposited securities through electronic book-entry changes to accounts of its participants, thereby eliminating the need for physical movement of securities certificates. Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Certain participants (or their representatives), together with other entities, own DTC. The rules applicable to DTC and its participants are on file with the SEC.

     Purchases of securities under the DTC system must be made by or through participants, which will receive a credit for the securities on DTC's records. The ownership interest of each actual purchaser of securities, referred to as a "beneficial owner," is in turn to be recorded on the participants' and indirect participants' records. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the participant or indirect participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in the securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in securities, except in the event that use of the book-entry system for the securities is discontinued.

     The deposit of securities with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the securities; DTC's records reflect only the identity of the participants to whose accounts the securities are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

     The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. Such laws may impair the ability to transfer beneficial interests in the global security.

     Conveyance of notices and other communications by DTC to participants, by participants to indirect participants and by participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements that may be in effect from time to time. Redemption notices will be sent to Cede & Co. If less than all of the securities are being redeemed, DTC's practice is to determine by lot the interest of each participant in the securities to be redeemed.

     Principal and interest payments on the securities will be made to DTC by wire transfer of immediately available funds. DTC's practice is to credit participants' accounts on the payable date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payment on the payable date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of the participant and not of DTC, or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest to DTC is our responsibility, disbursement of payments to participants will be the responsibility of DTC and disbursement of payments to the beneficial owners will be the responsibility of participants and indirect participants. Neither we nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global securities or for maintaining, supervising or reviewing any records relating to beneficial ownership interests.

     DTC may discontinue providing its services as securities depositary with respect to the securities at any time by giving reasonable notice to us. In the event DTC notifies us that it is unwilling or unable to continue as depositary for any Global Security or if at any time DTC ceases to be a clearing agency registered under the Exchange Act when DTC is required to be so registered and no successor depositary is appointed within 90 days of the notification or of our becoming aware of DTC's ceasing to be so registered, as the case may be, certificates for the securities will be printed and delivered in exchange for interests in such global security. Any global security that is exchangeable pursuant to the preceding sentence will be exchangeable for securities registered in the names that DTC identifies. It is expected that instructions will be based upon directions received by DTC from its participants with respect to ownership of beneficial interests in such global security.

     We may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository). In that event, certificates representing the securities will be printed and delivered.

     The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that Rohm and Haas believes to be reliable, but Rohm and Haas does not take responsibility for the accuracy of the information.

CERTIFICATED SECURITIES

     The transfer and exchange of a beneficial interest in a global security will be effected through DTC in accordance with the procedures of DTC. Upon any such issuance of registered debt in the form of certificated securities, the trustee is required to register such certificated securities in the name of, and cause the same to be delivered to, such person or persons, or their nominee, if applicable. In addition, if (1) Rohm and Haas notifies the trustee in writing that DTC is no longer willing or able to act as depositary and Rohm and Haas is unable to locate a qualified successor within 90 days or (2) Rohm and Haas, at its option, notifies the trustee in writing that it elects to cause the issuance of registered debt in the form of certificated securities under the indenture, then, upon surrender by Cede & Co., or its nominee, of global securities, registered debt in such form will be issued to each person that Cede & Co., or its nominee, and DTC identify as being the beneficial owner of the related registered debt.

     Neither Rohm and Haas nor the trustee will be liable for any delay by Cede & Co., or its nominee, or DTC in identifying the beneficial owners of registered debt and Rohm and Haas and the trustee may conclusively rely on, and will be protected in relying on, instructions from Cede & Co., or its nominee, or DTC for all purposes.

YEAR 2000

     DTC management is aware that some computer applications, systems and the like for processing data ("Systems") that are dependent upon calendar dates, including dates before, on and after January 1, 2000, may encounter "Year 2000 problems." DTC has informed its Participants and other members of the financial community (the "Industry") that it has developed and is implementing a program so that its Systems, as the same relate to the timely payment of distributions (including principal and income payments) to security holders, book-entry deliveries and settlement of trades within DTC ("DTC Services"), continue to function appropriately. This program includes a technical assessment and a remediation plan, each of which is complete. Additionally, DTC's plan includes a testing phase, which is expected to be completed within appropriate time frames.

     However, DTC's ability to perform its services properly is also dependent upon other parties, including but not limited to issuers and their agents, as well as third-party vendors from whom DTC licenses software and hardware, and third-party vendors on whom DTC relies for information or the provision of services, including telecommunication and electrical utility service providers, among others. DTC has informed the Industry that it is contacting (and will continue to contact) third-party vendors from whom DTC acquires services to: (i) impress upon them the importance of those services being Year 2000 compliant; and (ii) determine the extent of their efforts for Year 2000 remediation (and, as appropriate, testing) of their services. In addition, DTC is in the process of developing contingency plans it deems appropriate.

     According to DTC, the foregoing information with respect to DTC has been provided to the Industry for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

ABSENCE OF RIGHTS TO ASSETS OF SUBSIDIARIES

     Our subsidiaries are separate legal entities and have no obligation to pay any amounts due to the holders of the registered debt. The registered debt is our obligation and is effectively subordinated to the indebtedness of our subsidiaries.

     We may have the right to receive assets of a subsidiary should it liquidate or reorganize. Such right will be subordinated to the rights of creditors of that subsidiary, including trade creditors. Therefore, the right of a holder of registered debt to receive some of the assets of the liquidating or reorganizing subsidiary will be subordinated to the rights of the subsidiary's creditors. If we are a creditor of the subsidiary, we would receive any assets remaining after the secured creditors and other debt holders of the subsidiary are paid.

RESTRICTIVE PROVISIONS

     The indenture contains restrictive provisions that apply to us and our Restricted Subsidiaries, as defined in the indenture.

     Under the indenture, a Subsidiary is a corporation that we control because we, or any of our Subsidiaries, own a majority of the Subsidiary's voting shares, which gives us the right to elect its directors. A Restricted Subsidiary is a Subsidiary that owns or leases any Principal Operating Property. A Principal Operating Property is any principal manufacturing facility (or certain related facility) in the United States, any of its territories or possessions, or Puerto Rico that we, or any Subsidiary, have owned and operated for more than 90 days. A Subsidiary will not be a Restricted Subsidiary if our Board of Directors determines that the facility is not material to our business as a whole. Any Subsidiary that is not a Restricted Subsidiary is an Unrestricted Subsidiary. (Section 101).

  Limitations on Mortgages

     Under the indenture, if we or any of our Restricted Subsidiaries incur debt that is secured by a Principal Operating Property or stock or debt of a Restricted Subsidiary, we must secure the registered debt at least equally and ratably with the secured debt. However, if the total amount of our secured debt and the present value of any remaining rent payments for certain sale and leaseback transactions involving a Principal Operating Property would not exceed 5% of our consolidated net worth, this requirement does not apply. (Section
1009). In calculating consolidated net worth under the indenture, we include capital stock, surpluses and surplus reserves of its Unrestricted Subsidiaries, as defined in the indenture. However, in calculating the aggregate amount of secured debt, we may exclude:

     - mortgages that existed at the time the company became a Restricted Subsidiary;

     - mortgages in our favor or in favor of a Restricted Subsidiary;

     - mortgages in favor of governmental bodies that secure progress or advance payments;

     - mortgages existing at the time of an acquisition;

     - purchase money and construction mortgages which are entered into or for which commitments are received within a certain time period; and

     - any extensions, renewals or refunding of these categories of mortgages.

  Limitations on Sales and Leasebacks

     The indenture prohibits us and any Restricted Subsidiary from selling or transferring a Principal Operating Property with the intention of leasing it back. However, this restriction does not apply in the following situations:

     - if we or the Restricted Subsidiary could mortgage the Principal Operating Property for an amount equal to the present value of any remaining rent payments without equally and proportionately securing the securities;

     - if, within 120 days after the sale or transfer, we or the Restricted Subsidiary use the greater of the net proceeds from the sale of the property or the fair market value of the property (subject to certain credits) to retire our or its long-term debt;

     - if, within 120 days after the sale or transfer, we or the Restricted Subsidiary use an amount equal to the greater of the net proceeds from the sale of the property or the fair market value of the property to purchase a similar property;

     - if we or the Restricted Subsidiary sell or transfer the property (or enter into an agreement for a sale or transfer) within 120 days after the latest of the acquisition of the property, the completion of its construction or the start of full operations;

     - if the lease period, including renewals, is for not more than three years; or

     - if the sale and leaseback transaction is between us and a Restricted Subsidiary or between Restricted Subsidiaries. (Section 1010).

  Restrictions on Consolidation, Merger and Sale of Assets

     We may not consolidate with or merge into any other corporation or sell substantially all of our assets to another corporation unless:

     - the successor corporation is incorporated under the laws of the United States or a state of the United States or the District of Columbia and assumes the payment of principal of, and any interest and premium on, the securities and the performance and observance of the covenants and conditions of the indenture; and

     - the successor corporation is not in default in the performance of any covenant or condition of the indenture immediately following the merger, consolidation or sale. (Section 801).

EVENTS OF DEFAULT

     Under the indenture, it is an event of default if:

     - we fail to pay the principal of, or any premium on, any security when due;

     - we fail to pay interest on any security for 30 days;

     - we fail to perform any other covenant in the indenture for 60 days after we receive written notice of that failure;

     - there is an acceleration of the maturity of any of our indebtedness because of a default that continues for ten days after we receive written notice of that default; or

     - certain events of bankruptcy, insolvency or reorganization occur. (Section 501).

  Remedies if an Event of Default Occurs

     If an event of default for any series of registered debt occurs and is continuing, the trustee or the holders of at least 25% in total principal amount of the securities of the relevant series may declare the entire principal amount of that series due and payable immediately. Subject to certain conditions, if the debt is accelerated, the holders of a majority of the total principal amount of the registered debt of that series can rescind the declaration of acceleration. (Section 502).

MODIFICATION OF THE INDENTURE AND WAIVER OF COVENANTS

     Under the indenture, in order to change our rights and obligations and the rights of any holders of registered debt, a majority of the holders of the total principal amount of the registered debt of that series must consent to the change. However, we may not make any of the following changes unless each holder of registered debt affected by the change gives his or her specific consent:

     - changes to the maturity date of the principal of, any installment of the principal of, or any interest on, the registered debt;

     - reduction of the principal amount of, or the rate of interest or any premium on, the registered debt;

     - change in the place or currency of payment of principal of, or interest or any premium on, the registered debt;

     - changes that impair the right to institute suit for payment; and

     - changes that reduce the percentage of principal amount held by holders required to amend the indenture or waive certain defaults. (Section 902).

     Under the indenture, a majority of the holders of registered debt of any series may waive past defaults with respect to that series other than:

     - defaults in the payment of principal of or interest or any premium on that series of registered debt; or

     - defaults regarding provisions that cannot be modified or amended without the consent of each holder of that series. (Section 513).

     The holders of a majority of the total principal amount of the registered debt of any series may waive certain requirements of the indenture on behalf of the entire class of holders of that series. (Section 1012).

DEFEASANCE PROVISIONS

  Defeasance and Discharge

     We will be discharged from our obligations on the registered debt of any series if we deposit with the trustee sufficient cash or government securities to pay the principal of, any interest or premium on, and any sinking fund payments with respect to that series as required by the terms of that series. This discharge will become effective 91 days after we deposit the cash or registered debt with the trustee. If we are discharged, we must continue to register the transfer and exchange of the securities, replace lost, stolen or mutilated certificates representing the registered debt and, if necessary, convert the registered debt.

     We will only be eligible for discharge if the Internal Revenue Service rules that a discharge is not a taxable event to the holders of the registered debt. (Section 403).

  Defeasance of Certain Covenants

     The indenture provides us with the option to not comply with the restrictive covenants of Sections 1009 and 1010. Section 1009 refers to limitations on mortgages and Section 1010 refers to limitations on sale and leaseback transactions.

     To exercise our option, we must deposit with the trustee sufficient cash or government securities to pay the principal of and any interest or premium on, that series as required by the terms of that series. In addition, we will have to deliver to the trustee an opinion of counsel that the holders of the registered debt will not have to recognize income, gain or loss for Federal income tax purposes as a result of our covenant defeasance. (Section 1011).

  Defeasance and Events of Default

     If an event of default occurs after we exercise our option to not comply with certain covenants of the indenture, as discussed above, the registered debt may become due and payable. If the amount of money and government securities held by the trustee is not sufficient to pay the amounts due upon acceleration, we will remain liable to pay the amounts due on the registered debt.

THE TRUSTEE

     Chase Manhattan Trust Company, National Association, is the trustee under the indenture. Chase Manhattan Trust Company, National Association, is also the successor trustee under an indenture dated April 1, 1986 under which we have issued debt securities. We have supplemented that indenture by amendments dated December 15, 1988 and May 1, 1992. We have issued the following series of securities under that indenture:

     - 9.375% Debentures due November 15, 2019;

     - 9.875% Notes due September 1, 2000; and

     - 9.50% Medium-Term Notes due 2021.

     Chase Manhattan Trust Company, National Association, is also the trustee under an indenture dated April 1, 1990 under which Rohm and Haas Holdings, Ltd., our wholly owned subsidiary, issued 9.80% Amortizing Debentures due April 15, 2020. We have guaranteed these debentures.

     In addition, Chase Manhattan Trust Company, National Association, is the trustee under an indenture dated December 20, 1991 relating to a sale and leaseback of assets at our Texas subsidiary.

  The Obligations of the Trustee

     Other than its duty in the event of a default to act with the required standard of care, the trustee is not obligated to exercise its rights or powers under the indenture at the request or direction of any of the holders of securities unless the holders agree to indemnify the trustee. (Section 603). If the holders of the securities agree to indemnify the trustee, the holders of a majority of the total principal amount of any series of securities may take, or direct the trustee to take, certain actions. For example, they may direct the time, method and place of:

     - conducting any proceeding or remedy available to the trustee; or

     - exercising any trust or power conferred on the trustee with respect to the securities of that series. (Section 512).

  Our Duties to the Trustee

     We are required to give the trustee an annual statement about our performance of certain of our obligations under the indentures. In addition, we must inform the trustee of any default in this performance. (Section 1008).

                     UNITED STATES FEDERAL TAX CONSEQUENCES

     The following is a discussion of the material United States federal tax consequences associated with the exchange of the outstanding debt for the registered debt pursuant to the exchange offer and disposition of the registered debt. This discussion applies only to a beneficial owner of registered debt who acquired outstanding debt at the initial offering from Salomon Smith Barney Inc., Chase Securities Inc., Goldman, Sachs & Co. and Banc One Capital Markets, Inc. For the original offering price thereof and who acquires the registered debt pursuant to the exchange offer. This discussion is based upon the United States federal tax law now in effect, which is subject to change, possibly retroactively. This discussion does not consider any specific facts or circumstances that may apply to a particular holder. Prospective investors are urged to consult their tax advisors regarding the United States federal tax consequences of acquiring, holding, and disposing of the registered debt, as well as any tax consequences that may arise under the laws of any foreign, state, local, or other taxing jurisdiction.

     For purposes of this discussion, a "U.S. holder" means a holder of registered debt that is either a citizen or resident of the United States, a corporation, partnership, or other entity created or organized in the United States or under the laws of the United States or of any political subdivision thereof, an estate whose income is includible in gross income for United States federal income tax purposes regardless of its source, or a trust whose administration is subject to the primary supervision of a United States court and for which one or more United States persons have the authority to control all substantial decisions of the trust. A "non-U.S. holder" is a holder of registered debt other than a U.S. holder.

EXCHANGE OFFER

     The exchange of outstanding debt for registered debt pursuant to the exchange offer will not constitute a "significant modification" of the outstanding debt for United States federal income tax purposes and, accordingly, the registered debt received will be treated as a continuation of the outstanding debt in the hand of such holder. As a result, there will be no United States federal income tax consequences to a U.S. holder who exchanges outstanding debt for registered debt pursuant to the exchange offer, and any such holder will have the same adjusted tax basis and holding period in the registered debt for United States federal income tax purposes as it had in the outstanding debt immediately before the exchange.

STATED INTEREST

     The holders of registered debt will include stated interest in gross income in accordance with their methods of accounting for tax purposes (including accrued, unpaid interest on the outstanding debt to the date of the issuance of the registered debt).

DISPOSITION

     A holder of registered debt will recognize gain or loss upon the sale, exchange, redemption or other taxable disposition of the registered debt measured by the difference between (1) the amount of cash and fair market value of property received (that is not attributable to accrued interest which has not yet been recognized as gross income) and (2) the holder's adjusted tax basis in the registered debt. Any such gain or loss will be long-term capital gain or loss, provided the registered debt was a capital asset in the hands of the holder and had been held for more than one year.

NON-U.S. HOLDERS

     Under present United States federal income and estate tax law, assuming certain certification requirements are satisfied (which include identification of the beneficial owner of the instrument), and subject to the discussion of backup withholding below:

          (1) payments of interest on the registered debt to any non-U.S. holder will not be subject to United States federal income or withholding tax, provided that (a) the holder does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of Rohm and Haas entitled to vote, (b) the holder is not
     (i) a bank receiving interest pursuant to a loan agreement entered into in the ordinary course of its trade or business or (ii) a controlled foreign corporation that is related to Rohm and Haas through stock ownership, and
     (c) such interest payments are not effectively connected with the conduct of a United States trade or business of the holder;

          (2) a holder of registered debt who is a non-U.S. holder will not be subject to the United States federal income tax or gain realized on the sale, exchange, or other disposition of registered debt, unless (a) such holder is an individual who is present in the United States for 183 days or more during the taxable year and certain other requirements are met, or (b) the gain is effectively connected with the conduct of a United States trade or business of the holder; and

          (3) if interest on the registered debt is exempt from withholding of United States federal income tax under the rules described above (without regard to the certification requirement), the registered debt will not be included in the estate of a deceased non-U.S. holder for the United States Federal estate tax purposes.

     The certification referred to above may be made on an Internal Revenue Service Form W-8 or a substantially similar substitute form.

INFORMATION REPORTING AND BACKUP WITHHOLDING

     Rohm and Haas will, where required, report to the holders of registered debt and the Internal Revenue Service the amount of any interest paid on the registered debt in each calendar year and the amounts of federal tax withheld, if any, with respect to such payments. A noncorporate U.S. holder may be subject to information reporting and to backup withholding at a rate of 31% with respect to payments of principal and interest made on registered debt, or on proceeds of the disposition of registered debt before maturity, unless such U.S. holder provides a correct taxpayer identification number or proof of an applicable exemption, and otherwise complies with applicable requirements of the information reporting and backup withholding rules.

     Under temporary United States Treasury regulations, United States information reporting requirements and backup withholding tax will generally not apply to interest paid on the registered debt to a non-U.S. holder at an address outside the United States. Payments by a United States office of a broker of the process of a sale of the registered debt are subject to both backup withholding at a rate of 31% and information reporting unless the holder certifies its non-U.S. holder status under penalties of perjury and provides its name and address or otherwise establishes an exemption. Information reporting requirements (but not backup withholding) will also apply to payments of the proceeds of sales of the registered debt by foreign offices of United States brokers, or foreign brokers with certain types of relationships to the United States, unless the broker has documentary evidence in its records that the holder is a non-U.S. holder and certain other conditions are met, or the holder otherwise establishes an exemption.

     Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules will be refunded or credited against the non-U.S. holder's United States Federal income tax liability, provided that the required information is furnished to the Internal Revenue Service.

NEW TREASURY REGULATIONS APPLICABLE TO NON-U.S. HOLDERS

     On October 6, 1997, the United States Treasury Department issued final Treasury regulations governing information reporting and the certification procedures regarding withholding and backup withholding on certain amounts paid to non-U.S. holders after December 31, 2000. The new Treasury regulations modify and, in general, unify the way in which non-U.S. holders may establish eligibility for United States federal withholding tax exemptions, including that under a tax treaty, and an exemption from backup withholding.

     For example, the new Treasury regulations will require new forms, which non-U.S. holders will generally have to provide earlier than you would have had to provide replacements for expiring existing forms. The new Treasury regulations also clarify the standards upon which withholding agents of non-U.S. holders may rely, add requirements in order for non-U.S. holders to claim reduced federal tax withholding under a tax treaty, and provide different procedures in order for foreign intermediaries and flow-through entities (such as foreign partnerships) to claim the benefit of applicable exemptions if they receive payments on behalf of non-U.S. holders.

     The new Treasury regulations are particularly complex. Non-U.S. holders should consult their tax advisors concerning the effect, if any, of such new Treasury regulations on their investment in the registered debt.

                              PLAN OF DISTRIBUTION

     Based on existing interpretations of the Securities Act by the SEC's staff set forth in several no-action letters to third parties, and subject to the immediately following sentence, Rohm and Haas believes that the registered debt issued in the exchange offer may be offered for resale, resold and otherwise transferred by the holders thereof, other than holders who are broker-dealers, without further compliance with the registration and prospectus delivery provisions of the Securities Act. However, any purchaser of outstanding debt who is an affiliate of Rohm and Haas or who intends to participate in the exchange offer for the purpose of distributing the registered debt, or any broker-dealers who purchased the outstanding debt from Rohm and Haas to resell pursuant to Rule 144A or any other available exemption under the Securities Act, (1) will not be able to rely on the interpretations of the SEC's staff set forth in the above-mentioned no-action letters, (2) will not be entitled to tender its outstanding debt in the exchange offer and (3) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the outstanding debt, unless such sale or transfer is made pursuant to an exemption from such requirements. Rohm and Haas does not intend to seek its own no-action letter, and there can be no assurance that the SEC's staff would make a similar determination with respect to the registered debt as it has in such no-action letters to third parties.

     Each holder of the outstanding debt, other than certain specified holders, who wishes to exchange the outstanding debt for registered debt in the exchange offer is required to represent that:

     - it is not an affiliate of Rohm and Haas;

     - the registered debt to be received by it was acquired in the ordinary course of its business;

     - at the time of the exchange offer, it has no arrangement with any person to participate in the "distribution," within the meaning of the Securities Act, of the registered debt; and

     - if such holder is not a broker-dealer, it is not engaged in, and does not intend to engage in, a "distribution," within the meaning of the Securities Act, of the registered debt.

     In addition, in connection with any resales of registered debt, any broker-dealer who acquired the outstanding debt for its own account as a result of market-making or other trading activities, referred to in this section as a "participating broker-dealer," must deliver a prospectus meeting the requirements of the Securities Act. Based on the position the SEC has taken to date, Rohm and Haas believes that participating broker-dealers may fulfill their prospectus delivery requirements with respect to the exchange debt, other than a resale of an unsold allotment from the original sale of the outstanding debt, with this prospectus. Under the registration rights agreement, Rohm and Haas is required to allow participating broker-dealers and other persons, if any, subject to similar prospectus delivery requirements to use the prospectus in connection with the resale of such registered debt for a period of 180 days from the expiration date of the exchange offer.

     Each broker-dealer that receives registered debt for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such registered debt. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with the resales of registered debt received in exchange for outstanding debt where such outstanding debt was acquired by such broker-dealer as a result of market-making activities or other trading activities. Each broker-dealer agrees that it shall suspend use of this prospectus upon notice from Rohm and Haas of the occurrence of certain events until Rohm and Haas has amended or supplemented the prospectus so that it does not contain any untrue statements or omissions of material facts.

     Rohm and Haas will not receive any proceeds from any sale of registered debt by broker-dealers. Registered debt received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the registered debt or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such registered debt. Any broker-dealer that resells registered debt that was received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such registered debt may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit of any such resale of registered debt and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. Each letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     For a period of 180 days after the expiration date, Rohm and Haas will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the applicable letter of transmittal. Rohm and Haas has agreed to pay all expenses incident to the exchange offer other than commissions or concessions of any brokers or dealers and will indemnify the holders of the outstanding debt, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.

                      WHERE YOU CAN FIND MORE INFORMATION

     Rohm and Haas is required to file reports and other information with the SEC pursuant to the information requirements of the Securities Exchange Act of 1934, as amended.

     Rohm and Haas's filings with the SEC may be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Regional Offices of the SEC located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and 7 World Trade Center, Suite 1300, New York, New York 10048. Please call the SEC at 1-800-SEC-0330 for further information relating to the public reference rooms. Copies of our filings may be obtained at the prescribed rates from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, the SEC maintains an Internet site (http://www.sec.gov) that contains certain reports, proxy statements and other information regarding Rohm and Haas. Our common stock is traded on the New York Stock Exchange.

     No person is authorized to give any information or to make any representations with respect to the matters described in this memorandum other than those contained herein or in the documents incorporated by reference herein. Any information or representation with respect to matters not contained herein or therein must not be relied upon as having been authorized by Rohm and Haas. The delivery of this memorandum shall not, under any circumstances, create any implication that there has been no change in the affairs of Rohm and Haas since the date hereof or that the information in this memorandum or in the documents incorporated by reference herein is correct as of any time subsequent to the date hereof or thereof.

                      DOCUMENTS INCORPORATED BY REFERENCE

     The following documents, which have been filed by us with the SEC, are incorporated herein and specifically made a part hereof by this reference:

          (1) Rohm and Haas's Annual Report on Form 10-K for the year ended December 31, 1998;

          (2) Rohm and Haas's Annual Report on Form 10-K/A for the year ended December 31, 1998;

          (3) Rohm and Haas's Current Reports on Form 8-K filed with the SEC on January 26, 1999, February 2, 1999, June 8, 1999 and July 1, 1999; and

          (4) Rohm and Haas's Quarterly Report on Form 10-Q for the quarter ended March 31, 1999.

     In addition, all documents filed with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act by us subsequent to the date of this memorandum shall be deemed to be incorporated by reference into this memorandum and to be a part hereof from the date of filing of such documents with the SEC. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this memorandum to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this memorandum.

     Statements contained in this memorandum or in any document incorporated by reference in this memorandum as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the documents incorporated by reference, each such statement being qualified in all respects by such reference.

     This memorandum incorporates by reference documents that are not presented herein or delivered herewith. Copies of such documents, other than exhibits to such documents that are not specifically incorporated by reference herein, are available without charge to any person to whom this memorandum is delivered, upon written or oral request to: Rohm and Haas Company, 100 Independence Mall West, Philadelphia, Pennsylvania 19106-2399, Attention: Corporate Secretary, telephone: (215) 592-3000.

                        VALIDITY OF THE REGISTERED DEBT

     The validity of the registered debt offered hereby will be passed upon for Rohm and Haas by Morgan Lewis & Bockius LLP.

                                    EXPERTS

     The consolidated financial statements of Rohm and Haas and its subsidiaries incorporated in this document by reference to the Annual Report on Form 10-K for the year ended December 31, 1998, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, relating to the consolidated financial statements as of and for the year ended December 31, 1998, and the report of KPMG LLP, independent auditors, relating to the consolidated financial statements as of and for each of the two years in the period ended December 31, 1997, given on the authority of these firms as experts in auditing and accounting.

     The consolidated financial statements of Morton and subsidiaries incorporated by reference in the Rohm and Haas Current Report dated July 1, 1999 (Form 8-K) have been audited by Ernst & Young LLP, independent auditors, as set forth in their report incorporated by reference into the Form 8-K and incorporated into this document by reference. These consolidated financial statements are incorporated in this document by reference in reliance upon the report given on the authority of the firm as experts in accounting and auditing.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                             ROHM AND HAAS COMPANY
                               EXCHANGE OFFER FOR
        $   500,000,000 6.95% NOTES DUE 2004
        $   500,000,000 7.40% NOTES DUE 2009
        $1,000,000,000 7.85% DEBENTURES DUE 2029

                          [ROHM AND HAAS COMPANY LOGO]

                                  ------------
                                   PROSPECTUS
                                           , 1999

                                  ------------

UNTIL                , ALL DEALERS THAT EFFECT TRANSACTIONS IN THESE SECURITIES,
                                   WHETHER OR
  NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS.
                                   THIS IS IN
   ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS
                                  UNDERWRITERS
         AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Article V of the Registrant's Bylaws provides that the Registrant shall indemnify any person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, either civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer or employee of the Registrant (including the subsidiaries of the Registrant) or of a constituent corporation absorbed in a consolidation or merger (a "Constituent Corporation"), or is or was serving at the request of the Registrant or a Constituent Corporation as a director, officer, or employee of another enterprise, or is or was a director, officer or employee of the Registrant or a Constituent Corporation serving at its request as an administrator, trustee or other fiduciary of one or more of the employee benefit plans of the Registrant or of another enterprise, against expenses (including attorney's fees), judgments, fines, excise taxes, and amounts pain in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding to the extent that such person is not insured or otherwise indemnified and the power to so indemnify has been or may be granted by statute. The determination of the Registrant's duty or power to indemnify any such person under the applicable statutory standards shall be made (1) by the majority vote of a quorum of directors who are not parties to such action, suit or proceeding, (2), if such a quorum is not obtainable, or if a quorum of disinterested directors so directs, by a written opinion of independent legal counsel (who may but need not be regular counsel to the Registrant), or (3) by the stockholders. Expenses (including attorneys' fees) incurred in defending a civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Registrant in advance of the final disposition of such action, suit or proceeding (a) for any present director or officer of the Registrant upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Registrant, or (b) for any other person, upon such terms and conditions as the Registrant's Audit Committee deems appropriate. The Registrant is a Delaware corporation and section 145 of the General Corporation Law of Delaware governs the authority of Delaware corporations to indemnify their directors, officers, employees and agents.

     Article X of the Registrant's Certificate of Incorporation provides that no director of the Registrant shall be personally liable to the Registrant or to any stockholder for monetary damages for any breach of duty as a director except to the extent such exemption from liability is not permitted under the Delaware General Corporation Law as currently in effect or hereafter amended. This provision does not eliminate the liability of a director (i) for a breach of the director's duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions by the director not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of Delaware (relating to the declaration of dividends and purchase or redemption of shares in violation of the General Corporation Law of Delaware) and (iv) for transactions from which the director derived an improper personal benefit.

     There is presently in force liability insurance for directors and officers of the Registrant acting in such capacities.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits.

EXHIBIT
NUMBER                      DESCRIPTION OF EXHIBITS
-------                     -----------------------
   4.1    Indenture dated July 1, 1999 between Rohm and Haas Company and Chase Manhattan Trust Company as Trustee,
   4.2    Registration Rights Agreement, dated July 6, 1999, by and
          among Rohm and Haas Company, Salomon Smith Barney Inc.,
          Chase Securities Inc., Goldman, Sachs & Co. and Banc One
          Capital Markets, Inc.
   4.3    Form of 6.95% Exchange Note due 2004
   4.4    Form of 7.40% Exchange Note due 2009
   4.5    Form of 7.85% Exchange Debenture due 2029
   5.1    Opinion of Morgan, Lewis & Bockius LLP
  12.1    Computation of Ratios of Earnings to Fixed Charges
  23.1    Consent of PriceWaterhouseCoopers LLP
  23.2    Consent of Ernst & Young LLP
  23.3    Consent of KPMG LLP
  23.5    Consent of Morgan, Lewis & Bockius LLP (included in Exhibit
          5.1)
  24      Powers of Attorney (included in signature pages)
  25.1    Form T-1 Statement of Eligibility under the Trust Indenture
          Act of 1939 of Chase Manhattan Trust Company relating to the
          Indenture and the issuance of Rohm and Haas Company's 6.95%
          Notes due 2004
  25.2    Form T-1 Statement of Eligibility under the Trust Indenture
          Act of 1939 of Chase Manhattan Trust Company relating to the
          Indenture and the issuance of Rohm and Haas Company's 7.40%
          Notes due 2009
  25.3    Form T-1 Statement of Eligibility under the Trust Indenture
          Act of 1939 of Chase Manhattan Trust Company relating to the
          Indenture and the issuance of Rohm and Haas Company's 7.85%
          Debentures due 2029
  99.1    Form of Letter of Transmittal
  99.2    Form of Notice of Guaranteed Delivery
  99.3    Form of Tender Instructions

---------------
* Previously filed.

     (b) Financial Statement Schedules.

ITEM 22.  UNDERTAKINGS.

     (a) The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any fact or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change on the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

             (iii) To include any material with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c)(1) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     (2) The Registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (e) The undersigned Registrant hereby undertakes to respond to request for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (f) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     Pursuant to requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Philadelphia, state of Pennsylvania, on July 30, 1999.

                                          ROHM AND HAAS COMPANY

                                          By:    /s/ J. LAWRENCE WILSON

                                            ------------------------------------
                                              Name: J. Lawrence Wilson
                                              Title:  Chairman of the Board
                                                      Chief Executive Officer
                                                      and Director

     Each person whose signature appears below hereby appoints J. Lawrence Wilson as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-4, and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent full power and authority to perform each and every act and thing appropriate or necessary to be done, as fully and for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

                      SIGNATURE                                      TITLE                    DATE
                      ---------                                      -----                    ----

               /s/ J. LAWRENCE WILSON                  Chairman of the Board, Chief       July 30, 1999
-----------------------------------------------------  Executive Officer and Director
                 J. Lawrence Wilson                    (Principal Executive Officer)

                 /s/ RAJIV L. GUPTA                    Vice Chairman and Director         July 30, 1999
-----------------------------------------------------
                   Rajiv L. Gupta

                 /s/ BRADLEY J. BELL                   Chief Financial Officer and        July 30, 1999
-----------------------------------------------------  Senior Vice President (Principal
                   Bradley J. Bell                     Financial and Accounting Officer)

                /s/ WILLIAM J. AVERY                   Director                           July 30, 1999
-----------------------------------------------------
                  William J. Avery

               /s/ JAMES R. CANTALUPO                  Director                           July 30, 1999
-----------------------------------------------------
                 James R. Cantalupo

             /s/ J. MICHAEL FITZPATRICK                Director                           July 30, 1999
-----------------------------------------------------
               J. Michael Fitzpatrick

                 /s/ EARL G. GRAVES                    Director                           July 30, 1999
-----------------------------------------------------
                   Earl G. Graves

                      SIGNATURE                                      TITLE                    DATE
                      ---------                                      -----                    ----
                  /s/ DAVID W. HAAS                    Director                           July 30, 1999
-----------------------------------------------------
                    David W. Haas

                 /s/ THOMAS W. HAAS                    Director                           July 30, 1999
-----------------------------------------------------
                   Thomas W. Haas

               /s/ JAMES A. HENDERSON                  Director                           July 30, 1999
-----------------------------------------------------
                 James A. Henderson

                /s/ RICHARD L. KEYSER                  Director                           July 30, 1999
-----------------------------------------------------
                  Richard L. Keyser

                /s/ JOHN H. MCARTHUR                   Director                           July 30, 1999
-----------------------------------------------------
                  John H. McArthur

                /s/ JORGE P. MONTOYA                   Director                           July 30, 1999
-----------------------------------------------------
                  Jorge P. Montoya

                 /s/ SANDRA O. MOOSE                   Director                           July 30, 1999
-----------------------------------------------------
                   Sandra O. Moose

                /s/ GILBERT S. OMENN                   Director                           July 30, 1999
-----------------------------------------------------
                  Gilbert S. Omenn

               /s/ RONALDO H. SCHMITZ                  Director                           July 30, 1999
-----------------------------------------------------
                 Ronaldo H. Schmitz

                /s/ ALAN SCHRIESHEIM                   Director                           July 30, 1999
-----------------------------------------------------
                  Alan Schriesheim

                 /s/ S. JAY STEWART                    Director                           July 30, 1999
-----------------------------------------------------
                   S. Jay Stewart

              /s/ MARNA C. WHITTINGTON                 Director                           July 30, 1999
-----------------------------------------------------
                Marna C. Whittington

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                      DESCRIPTION OF EXHIBITS
-------                     -----------------------
   4.1    Indenture dated July 1, 1999 between Rohm and Haas Company and Chase Manhattan Trust Company as Trustee,
   4.2    Registration Rights Agreement, dated July 6, 1999, by and
          among Rohm and Haas Company, Salomon Smith Barney Inc.,
          Chase Securities Inc., Goldman, Sachs & Co. and Banc One
          Capital Markets, Inc.
   4.3    Form of 6.95% Exchange Note due 2004
   4.4    Form of 7.40% Exchange Note due 2009
   4.5    Form of 7.85% Exchange Debenture due 2029
   5.1    Opinion of Morgan, Lewis & Bockius LLP
  12.1    Computation of Ratios of Earnings to Fixed Charges
  23.1    Consent of PriceWaterhouseCoopers LLP
  23.2    Consent of Ernst & Young LLP
  23.3    Consent of KPMG LLP
  23.5    Consent of Morgan, Lewis & Bockius LLP (included in Exhibit
          5.1)
  24      Powers of Attorney (included in signature pages)
  25.1    Form T-1 Statement of Eligibility under the Trust Indenture
          Act of 1939 of Chase Manhattan Trust Company relating to the
          Indenture and the issuance of Rohm and Haas Company's 6.95%
          Notes due 2004
  25.2    Form T-1 Statement of Eligibility under the Trust Indenture
          Act of 1939 of Chase Manhattan Trust Company relating to the
          Indenture and the issuance of Rohm and Haas Company's 7.40%
          Notes due 2009
  25.3    Form T-1 Statement of Eligibility under the Trust Indenture
          Act of 1939 of Chase Manhattan Trust Company relating to the
          Indenture and the issuance of Rohm and Haas Company's 7.85%
          Debentures due 2029
  99.1    Form of Letter of Transmittal
  99.2    Form of Notice of Guaranteed Delivery
  99.3    Form of Tender Instructions

---------------
* Previously filed.